HEI Exhibit 4.2(a)
AMENDMENT 2023-1 TO THE
HAWAIIAN ELECTRIC INDUSTRIES RETIREMENT SAVINGS PLAN

The amendment set forth below to the Hawaiian Electric Industries Retirement Savings Plan (the “Plan”) is made to clarify the participation date for eligible bargaining unit employees. The amendment is effective August 1, 2023.

1.    Section 1.1(b) of the Plan, Bargaining Unit Employees, is amended to state in its entirety as follows:
(b)    Bargaining Unit Employees.

An Eligible Employee whose employment with a Participating Employer is governed by a collective bargaining agreement shall become eligible to participate as of the first day of the payroll period immediately following the date he or she first (1st) performs one (1) Hour of Service as a “regular” bargaining unit Eligible Employee. “Regular” employment is defined by reference to the governing collective bargaining agreement.

TO RECORD the adoption of this Amendment 2023-1, the Hawaiian Electric Industries, Inc. has executed this document effective as of July 30, 2023.

HAWAIIAN ELECTRIC INDUSTRIES, INC.

By	/s/ Kurt K. Murao
Its Executive Vice President, General Counsel, Chief Administrative Officer & Corporate Secretary

7156287.1